UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/31/2010

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of principal executive offices, including zip code)

949-399-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

In connection with the matters described in Item 2.04 of this Current Report, on January 3, 2011, the Company and WB QT, LLC (the "Senior Lender") entered into a Ninth Amendment to Credit Agreement and a Forbearance Agreement.

Pursuant to the Ninth Amendment to Credit Agreement, the Senior Lender agreed to provide the Company with a $5.0 million non-revolving line of credit (the "New Line of Credit"), which may be drawn upon at any time prior to April 30, 2011. Advances under the New Line of Credit do not bear interest (unless an event of default occurs, in which case the interest rate would be 10% per annum) and mature on April 30, 2011. Advances under the New Line of Credit are secured by substantially all of the Company's assets. Upon execution of the New Line of Credit, the Company requested an advance of $2.5 million against the $5.0 million available under the New Line of Credit. The Senior Lender is obligated to fund the advance within 5 business days. The foregoing summary of the Ninth Amendment to Credit Agreement and terms of the non-revolving line of credit is qualified in its entirety by the full text of the Ninth Amendment to Credit Agreement and the Non-Revolving Promissory Note issued thereunder, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively.

Pursuant to the terms of the Forbearance Agreement, the Senior Lender agreed to forbear from accelerating the maturity date for any portion of the Senior Debt Amount (as defined in Item 2.04 of this Current Report) and from exercising any of its rights and remedies with respect to the Senior Debt Amount until April 30, 2011 (the "Forbearance Period"); provided, however, that the Forbearance Period expires immediately if the Registrant defaults under the Forbearance Agreement or upon the commencement of a voluntary bankruptcy, insolvency, reorganization or similar proceeding or the commencement of any similar non-voluntary case or proceeding that remains undismissed or stayed for more than 30 days. Under the Forbearance Agreement, the Company is precluded from using the proceeds from the New Line of Credit to pay any portion of the Bridge Notes (described in Item 2.04 of this Current Report). The foregoing description of the Forbearance Agreement in qualified in its entirety by the full text of the Forbearance Agreement, a copy of which is attached hereto as Exhibit 10.3.

Also on January 3, 2011, the Company and its Senior Lender entered into an Amendment to Convertible Notes Agreement to (i) extend the maturity date of the Convertible Notes from July 31, 2011 to August 31, 2011, and (ii) change the conversion price on the Convertible Notes (as defined in Item 2.04 of this Current Report) from $0.71 per share to $0.49 per share. A copy of the Amendment to Convertible Notes Agreement is attached hereto as Exhibit 10.4.

Item 1.02.    Termination of a Material Definitive Agreement

On January 3, 2011, pursuant to the terms of the Ninth Amendment to Credit Agreement, the Company, Senior Lender and Whitebox Advisors, LLC, an affiliate of the Senior Lender, agreed to terminate the $10.0 million investment commitment agreement dated August 3, 2009, as amended, which was scheduled to expire on March 31, 2011.

Item 2.04.    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As previously disclosed by the Company in a Current Report filed with the Commission on October, 19, 2010, on October 13, 2010 and October 19, 2010, the Company sold approximately $4.0 million of senior unsecured subordinated promissory notes (the "Bridge Notes") to certain accredited investors. The principal and accrued interest due under the Bridge Notes matured on December 31, 2010 and the Company was unable to make the required principal and interest payments. The Company is currently in negotiations with the holders of the Bridge Notes to amend the maturity date and repayment terms but can provide no assurance that such negotiations will be successful. To date, the Company and holders of Bridge Notes totaling $150,000 have entered into agreements to extend the maturity date of the Bridge Notes to April 30, 2011.

The default in payment of the amount due under the Bridge Notes constitutes an Event of Default under the Credit Agreement between the Company and its Senior Lender and a certain term note issued thereunder (which note is referred to in the Company's financial statements as "Term Note B"). The Event of Default under the Credit Agreement constitutes an Event of Default under three separate convertible promissory notes issued by the Company to the Senior Lender (the "Convertible Notes," which are refered to in the Company's financial statements as "Convertible Note 1," Convertible Note 2" and "Convertible Note 3"), as amended, and a certain term note (referred to in the Company's financial statements as the "Consent Fee Note") issued by the Company to its Senior Lender. As of January 3, 2011, the total amount of principal and interest owing to the Senior Lender under the Credit Agreement, Term Note B, the Convertible Notes and the Consent Fee Note was approximately $20.6 million ("Senior Debt Amount"). Pursuant to the terms of the Credit Agreement, Term Note B, the Convertible Notes and the Consent Fee Note, upon the occurrence of an Event of Default, the Senior Lender has the right to declare the entire Senior Debt Amount immediately due and payable. As disclosed under Item 1.01 above, pursuant to the Forbearance Agreement, the Senior Lender has agreed not to accelerate any portion of the Senior Debt Amount and to forbear from exercising any rights and remedies related thereto as long as the Forbearance Agreement remains in effect.

Item 3.02.    Unregistered Sales of Equity Securities

The disclosure under Item 1.01 is incorporated herein by reference.

Upon execution of the Ninth Amendment to Credit Agreement, the Company issued the Senior Lender a three-year common stock purchase warrant (the "Lender Warrant") entitling the Senior Lender to purchase 5,555,555 shares of the Company's common stock at an exercise price of $0.45 per share. The Lender Warrant expires on January 3, 2014, contains standard and customary anti-dilution provisions for stock splits, stock dividends and similar corporate transactions and may be exercised on a cashless basis unless the shares underlying the Lender Warrant at the time of exercise are covered by an effective resale registration statement, in which case it must be exercised for cash. The foregoing description of the Lender Warrant is qualified in its entirety by reference to the complete terms of such Lender Warrant, the form of which is filed herewith as Exhibit 4.1, which are incorporated herein by reference.

In connection with the agreements to extend the maturity date of the Bridge Notes to April 30, 2011, on December 31, 2010, the Company issued to each of the Bridge Note holders that agreed to extend a warrant to purchase shares of the Company's common stock at an exercise price $0.67 per share (the "Extension Warrants"). The aggregate number of shares subject to the Extension Warrants is 26,850.   The Extension Warrants expire on December 31, 2015, contain standard and customary anti-dilution provisions for stock splits, stock dividends and similar corporate transactions and may be exercised on a cashless basis unless the shares underlying the Extension Warrants at the time of exercise are covered by an effective resale registration statement, in which case they must be exercised for cash. The foregoing description of the Extension Warrants is qualified in its entirety by reference to the complete terms of such Extension Warrants, the form of which is filed herewith as Exhibit 4.2, which are incorporated herein by reference.

The Lender Warrant and Extension Warrants were issued to "accredited investors" in transactions exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act and similar exemptions under applicable state securities laws. The sale of the securities did not involve a public offering and was made without general solicitation or general advertising. The recipients of the Lender Warrant and Extension Warrant have represented that they are accredited investors, as that term is defined in Regulation D, and that they have acquired the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

As a result of the transactions described above, an anti-dilution price reset provision contained in the warrants issued by the Company on October 27, 2006 ("October 2006 Warrants) and August 19, 2008 ("August 2008 Warrants") was triggered. The exercise price for the October 2006 Warrants was reset from $0.5290 to $0.45 and the number of shares subject to the October 2006 Warrants was increased from 7,368,498 to 8,662,078. The exercise price for the August 2008 Warrants was reset from $2.8845 to $2.73 and the number of shares subject to the August 2008 Warrants was increased from 18,732,136 to 19,785,770.

Item 9.01.    Financial Statements and Exhibits

4.1   Form of Lender Warrant
4.2   Form of Extension Warrant
10.1 Ninth Amendment to Credit Agreement dated January 3, 2011
10.2 Non-Revolving Line of Credit Promissory Note dated January 3, 2011
10.3 Forbearance Agreement dated January 3, 2011
10.4 Amendment to Convertible Notes Agreement dated January 3, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

Date: January 04, 2011	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-4.1	Form of Lender Warrant
EX-4.2	Form of Extension Warrant
EX-10.1	Ninth Amendment to Credit Agreement dated January 3, 2011
EX-10.2	Non-Revolving Line of Credit Promissory Note dated January 3, 2011
EX-10.3	Forbearance Agreement dated January 3, 2011
EX-10.4	Amendment to Convertible Notes Agreement dated January 3, 2011